FOR IMMEDIATE RELEASE

February 4, 2004

NORFOLK SOUTHERN ESTIMATES IMPACT OF STB'S
TECHNICAL CORRECTIONS TO BE LESS THAN 2 PERCENT
REDUCTION IN ITS CHALLENGED TARIFF RATES

        NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) has reviewed the Surface Transportation Board's technical corrections issued yesterday in Duke Energy Corp. v. Norfolk Southern Railway Company.  Based upon that review, it is estimated that any required reduction to the challenged tariff rates would be less than 2 percent.  The STB previously had upheld these rates as reasonable in its ruling issued on November 6, 2003.  Because both parties have indicated that they intend to file petitions for reconsideration, the STB has continued to stay its November 6 decision and has not yet quantified nor ordered any rate relief.
        Because of continuing uncertainties in the case, Norfolk Southern will continue to monitor future developments and report on any financial impact when a definitive resolution is reached.
        Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (noted in the Corporation's filings with the SEC) which could cause actual results to differ.
        Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is the nation's largest rail carrier of automotive parts and finished vehicles.

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Media Contact:  Susan Terpay, Norfolk, 757-823-5204

Investor Contact: Leanne McGruder, Norfolk, 757-629-2861